Exhibit 99.1

BioLife Solutions Reports 1st Quarter 2015 Results
Conference Call and Webcast at 4:30PM EDT Today

BOTHELL, WA— May 7, 2015 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues (“BioLife” or the “Company”), today reported financial results for the first quarter of 2015.

Q1 2015 Financial Highlights

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Proprietary core products revenue in the first quarter of 2015 increased 30% over the first quarter of 2014 to a record $1.5 million, reflecting continued adoption of our products in clinical trials in the regenerative medicine market, as well as increased sales to our US and international distributors.

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Gross margin in the first quarter of 2015 was 59%, compared to 44% in the first quarter of 2014. The improvement over 2014 is a result of a change in our product mix, with essentially all revenue in the quarter realized from sales of our proprietary biopreservation media products as compared to the first quarter of 2014 that included a significant amount of low margin contract-manufacturing revenue.

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Consolidated net loss attributable to BioLife for the first quarter of 2015 was $1.0 million or $0.09/share, compared to a net loss of $0.6 million or $0.10/share in the first quarter of 2014. The increase in the loss is primarily the result of increased headcount and spending related to development and launch activities of our biologistex joint venture.

●	Cash used in operations during the quarter was $1.3 million, resulting in an end of quarter cash balance of $8.6 million.

Mike Rice, BioLife’s President & CEO, said, “In the first quarter of 2015 we realized strong growth in proprietary product sales to the regenerative medicine market.  Our installed customer base in this high growth market is a strategic asset for BioLife.  With our products embedded in approximately 185 pre-clinical validation projects and clinical trials, we have tremendous upside and the potential for significant revenue and earnings growth over the next several years as some number of these customers obtain regulatory approval and commence large scale commercial manufacturing of their cellular therapeutic products.”

Summary of Q1 2015 Achievements

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New Product Introductions: Cell Thawing Media - We commenced GMP manufacturing of low molecular weight dextran solutions for use in thawing human cells after cryopreservation in response to inquiries from numerous customers and clinicians who have been subjected to an extended worldwide shortage of dextran solutions that are used off-label to transition frozen cells to room temperature.

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New Data Published by the Mayo Clinic on Product Performance: We announced that our CryoStor cell freeze media was utilized in a Mayo Clinic porcine animal study of umbilical cord blood-derived mononuclear cells (UBC-MNC) to evaluate the safety and feasibility of these cells for cardiac regeneration in pediatric congenital heart disease (CHD).

●	New Patent: We expanded our intellectual property protection with the granting of new Australian patent number 2009228056 titled, “Materials and Methods for Hypothermic Collection of Whole Blood”.

●	Innovation Recognition: We received the 2015 Silver Award for Achievement in Medical Technology from Seattle Business Magazine.

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Executive Appointments & Awards: Dr. Aby J. Mathew, PhD, Chief Technology Officer, was appointed to the founding board of directors of the newly formed Cord Blood Association.  Also, Kevin O’Donnell, Vice President, Cold Chain Standards, Practices, and Compliance was named 2014 Distinguished Editor/Author of the Year by the Parenteral Drug Association, for his published book “Cold Chain Chronicles.

Mr. Rice continued, “During the quarter, we made significant progress toward completing the development of our cloud-based shipping logistics app that receives and displays data from SAVSU’s EVO™ smart shipping container. For the first time, companies and organizations that ship temperature and environmentally sensitive biologic payloads will be able to self-monitor and self-manage the logistics for these precious and expensive cargos and also improve several key indicators of the quality of their delivery practices. We believe biologistex will disintermediate the value chain in biologistics management of sensitive biologic payloads by empowering consumers to create more value internally, and to reduce reliance on expensive turnkey service providers. ”

2015 Expectations

Management has the following expectations for 2015:

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Continued growth in adoption and use of our proprietary biopreservation media products and estimate 20% - 30% revenue growth for these products (excluding biologistex). For the full year, we expect gross margin to be in a range of 55% to 60%.

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Ending the year with approximately $4 million in cash. The use of cash in 2015 includes substantial costs related to the development and marketing launch of our biologistex Cold Chain Management service. We anticipate that our current cash is sufficient to meet our needs for the foreseeable future and do not expect a need to raise operating capital in 2015 or 2016.

●	Full commercialization of our biologistex Cold Chain Management service starting early in the second half of this year and to report revenue from this new service in the third quarter.

●	No future revenue from Somahlution, based on recent communication from this contract-manufacturing customer regarding the slow pace of their clinical study.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EDT this afternoon. To access the webcast, please log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:  37528596. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, and, projected financial results and liquidity. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; reliance upon SAVSU for completing the development and manufacturing of biologistex CCM’s products; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

Consolidated Statements of Operations

BioLife Solutions, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2015	2014
Product revenue	$1,500,722	$2,065,030
Cost of product sales	618,099	1,161,641
Gross profit	882,623	903,389
Operating expenses
Research and development	322,165	167,287
Sales and marketing	500,255	241,400
General and administrative	1,220,705	863,743
Total operating expenses	2,043,125	1,272,430

Operating loss	(1,160,502)	(369,041)
Other income (expenses)	8,237	(190,330)
Net Loss	(1,152,265)	(559,371)

Net loss attributable to non-controlling interest	(120,783)	––
Net loss attributable to BioLife Solutions, Inc.	$(1,031,482)	$(559,371)

Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.09)	$(0.10)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,100,588	5,568,802

Selected Consolidated Cash Flow Data	Three Months Ended March 31,
	2015	2014
Cash used in operating activities	$(1,307,852)	$(894,126)
Cash provided by (used in) investing activities	1,716,000	(18,777)
Cash provided by financing activities	24,934	13,596,230
Net increase in cash and equivalents	$433,082	$12,683,327

Selected Consolidated Balance Sheet Data	March 31,	December 31,
	2015	2014
Cash, cash equivalents and investments	$8,578,293	$9,938,394
Accounts receivable	851,044	901,623
Inventories	1,242,787	965,224
Total current assets	10,961,142	12,165,762
Total assets	15,160,420	16,072,918
Total current liabilities	1,464,385	1,261,776
Total liabilities	2,312,426	2,136,601
Total shareholders' equity	12,847,994	13,936,317